UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 14, 2022

OppFi Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39550	85-1648122
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
130 E. Randolph Street, Suite 3400
Chicago, Illinois 60601
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (312) 212-8079
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	OPFI	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	OPFI WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2022, Opportunity Financial, LLC, a Delaware limited liability company (“OppFi-LLC”) and subsidiary of OppFi Inc., a Delaware corporation (the “Company”), Opportunity Funding SPE IX, LLC, a Delaware limited liability company and wholly owned subsidiary of OppFi-LLC (“SPE IX Borrower”), and certain other subsidiaries of the Company as credit parties and guarantors, entered into a Revolving Credit Agreement (the “Agreement”), by and among OppFi-LLC, SPE IX Borrower, the other credit parties and guarantors thereto, UMB Bank, N.A., as administrative agent and collateral agent, Randolph Receivables LLC, as Castlelake Representative, and the lenders party thereto. The Agreement provides for maximum borrowings of $150.0 million at an interest rate equal to the Term Secured Overnight Financing Rate plus 7.50% and a maturity date of December 14, 2026.

The Agreement is subject to a borrowing base and various financial covenants, including minimum tangible net worth, liquidity and senior debt to equity ratio. Outstanding obligations under the Agreement may be prepaid beginning on December 14, 2023, subject to prepayment premiums. In addition, OppFi-LLC is subject to certain mandatory prepayment requirements in the event its borrowings under the Agreement exceed its borrowing base. The Agreement contains customary events of default and termination events for agreements of this nature, including failure to make payments under the Agreement when due, cross default, misrepresentation, breach of agreement, bankruptcy, illegality and force majeure.

OppFi-LLC intends to use the proceeds of the Agreement to finance receivables growth and repay outstanding borrowings under that certain Revolving Credit Agreement, originally entered into on January 23, 2018 (as amended, the “Ares SPV III Agreement”), by and among OppFi-LLC, Opportunity Funding SPE III, LLC, a Delaware limited liability company and a wholly owned subsidiary of OppFi-LLC, OppWin, LLC, a Delaware limited liability company and a wholly owned subsidiary of OppFi-LLC, the other credit parties and guarantors thereto, Ares Agent Service, L.P. as administrative agent and collateral agent, and the lenders party thereto.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2022.

Item 1.02 Termination of a Material Definitive Agreement.

On December 14, 2022, OppFi-LLC provided notice of termination of the Ares SPV III Agreement, effective December 14, 2022. OppFi-LLC used a portion of the proceeds of the Agreement to repay the approximately $109.0 million in outstanding obligations under the Ares SPV III Agreement, effective as of the termination date thereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the termination of Ares SPV III Agreement set forth in Item 1.02 of this Current Report on Form 8-K is incorporated by reference in this Item 2.04.

Item 7.01 Regulation FD Disclosure.

On December 20, 2022, the Company issued a press release announcing the entrance into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This information in this Item 7.01 and in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 20, 2022.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 20, 2022	OppFi Inc.

	By:	/s/ Pamela D. Johnson
Pamela D. Johnson
Chief Financial Officer